EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423, No. 333-126821, and No. 333-162750 and Forms S-8 No. 333-132440, No. 333-164428, and No. 333-174448) of Ashford Hospitality Trust, Inc., and in the related Prospectuses of our report dated March 26, 2012, with respect to the consolidated financial statements of PIM Highland Holding LLC and subsidiaries as of December 31, 2011 and for the period from March 10, 2011 (Inception) to December 31, 2011, included in this Form10-K/A – Amendment No. 1 to Annual Report on Form 10-K of Ashford Hospitality Trust, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young, LLP

Dallas, Texas

March 26, 2012